Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc .
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS SECOND QUARTER FISCAL 2006 FINANCIAL RESULTS; INCREASES FINANCIAL GUIDANCE

Conference Call to begin at 4:30 p.m. Eastern Time Tuesday, January 10, 2006

LAKE SUCCESS, N.Y. (January 10, 2006) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the second quarter of fiscal year 2006 ended December 3, 2005. Highlights of the quarter include:

•	Net sales from continuing operations of $34.2 million, up 30% compared with the fiscal 2005 second quarter
•	Earnings from continuing operations reached $1.5 million from $0.8 million in the prior year’s fiscal second quarter, an increase of 85%
•	Earnings per diluted share from continuing operations increased 75% to $0.14 from $0.08 in the second quarter of fiscal 2005
•	The launch of IRiSCT™ Injector Reporting Information System and the works-in-progress demonstration of EZ ChemTM Blood Analyzer at the 2005 Radiological Society of North America (RSNA)
•	The presentation of studies confirming the efficacy of VoLumen® Oral Contrast at the 2005 RSNA

Net sales for the second quarter ended December 3, 2005 were $34.2 million, up 30% compared with net sales of $26.2 million for the second quarter ended November 27, 2004. The sales increase of $8.0 million for the quarter was attributable to: growth of CT and fluoroscopy products; the Empower® family of injectors systems; Reactive Skin Decontamination Lotion (RSDL); and contract manufacturing products. The Company estimates that approximately $3.0 million to 3.2 million of the increase in net sales for the quarter resulted from the voluntary recall of some CT imaging and X-ray fluoroscopy liquid barium products by the Mallinckrodt division of Tyco International Ltd.

Gross profit improved by approximately 29% to $15.3 million, from $11.9 million for the year-ago quarter, while gross profit as a percentage of sales remained at 45%. Favorable changes in sales product mix and sale price increases, including the effects of lower distributor rebates as a percentage of sales, offset the effects of raw material cost increases.

Operating expenses were $12.8 million, compared with $11.1 million for the prior-year quarter, largely due to increased sales and marketing costs, compensation costs and additional infrastructure for the support of our healthcare decontamination/RSDL business. Last year’s quarter included plant closing and operational restructuring costs of $0.8 million. Operating profit was $2.5 million in the second quarter of fiscal 2006, a more than 200% increase over $0.8 million in the comparable prior-year quarter.

Other expense for the fiscal 2006 second quarter was $0.2 million, compared with other income during the same period last year of $0.3 million, which included the gains of $0.7 million on the sales of a non-core equity security.

For the fiscal 2006 second quarter, the Company’s effective tax rate was 34%. For the second quarter of fiscal 2005, the Company’s effective tax rate of 25% differed from the Federal statutory rate of 34%, due primarily to the reversal of a valuation allowance relating to a previously impaired, non-core equity security sold during the quarter.

Earnings from continuing operations for the 2006 second quarter were $1.5 million, or $0.14 per diluted share, compared with earnings from continuing operations of $0.8 million, or $0.08 per diluted share, for the prior-year quarter. The second quarter of 2005 benefited from an additional $0.6 million or $0.05 per diluted share from a discontinued operation.

For the six months (twenty-seven weeks) ended December 3, 2005, net sales were $69.0 million, up 37% compared with net sales of $50.2 million for the six months (twenty-six weeks) ended November  27, 2004. Gross profit increased 43% to $31.2 million from $21.9 million in the prior-year period, and, as a percentage of sales, improved to 45.2% from 43.6%. Operating profit was $6.5 million, compared with $0.7 million last year. Earnings from continuing operations for the first six months of fiscal 2006 were $4.1 million, or $0.37 per diluted share, up sharply compared with $1.5 million, or $0.14 per diluted share, in the prior-year period.

E-Z-EM had cash, cash equivalents and short-term marketable securities as of December 3, 2005 of $27.1 million, compared with $28.6 million as of May 28, 2005. Working capital was $66.3 million as of December 3, 2005, compared with $59.6 million as of the previous year-end.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “We had an excellent quarter, marked by sales growth across all product lines, the introduction of IRiSCT, the presentation of additional data confirming the efficacy of our VoLumen oral contrast agent, and the demonstration as a works-in-progress of the EZ Chem Blood Analyzer.

“Our CT injector systems grew 19% in the quarter over quarter comparison. CT imaging contrast products, excluding sales to Tyco customers, grew an estimated 11% quarter over quarter. Additionally, our total international sales, which are not affected by the Tyco recall, grew 19% quarter over quarter. Also, for the third consecutive quarter, our CT imaging products accounted for a greater proportion of sales than our X-ray fluoroscopy products, at 40% of sales versus 36%.”

Mr. Lombardo continued, “We recorded sales for RSDL of almost $1.1 million during the second quarter of fiscal 2006, attributable to sales to NATO member nations and to an initial order from Virginia Beach’s First Response team. This compares with $0.2 million in sales in the second fiscal quarter last year. The U.S. Defense Department’s final field testing on RSDL continues. Assuming successful completion of the tests and that the U.S. Department of Defense issues a fielding plan for the product for the U.S. government’s fiscal 2007, we believe that RSDL can become a major contributor to the company’s future revenue growth.

“During the quarter, we announced the launch of our IRiSCT™ Injector Reporting Information System, which represents a new concept in CT suite management. IRiSCT is a patent-pending software package that automates the data collection process for all critical functions of our EmpowerCT® and Empower CTA® injectors. IRiSCT can also link multiple Empower injectors through a hospital’s existing data network, including those in remote locations, creating an integrated data management system that radiology administrators can access from the convenience of their offices. As there are no other contrast agent management products on the market, this offers our injector systems a unique and competitive advantage.

“In addition, we also demonstrated as a “works-in-progress” the EZ Chem Blood Analyzer at the 2005 RSNA. This is a convenient point-of-care device for conducting blood assays in patients prior to certain imaging procedures. Developed in conjunction with Nova Biomedical, E-Z-EM has exclusive rights to market the product to radiologists and gastroenterologists in North America, with additional marketing rights worldwide. We expect to submit an application to the FDA for regulatory clearance in our third fiscal quarter, and, assuming regulatory clearance is granted, anticipate marketing the product in the U.S. during the fourth quarter of our fiscal 2006.”

“Three studies were presented at the recently completed Radiological Society of North America conference describing VoLumen’s benefits for small bowel imaging and PET/CT, and we were pleased with the response to this evidence among radiologists in attendance. We believe that this and other previously published research has helped validate the concept behind this product, and will support its continued adoption as the potential new standard for these types of procedures,” Mr. Lombardo concluded.

Fiscal Year 2006 Financial Guidance

The Company is revising its guidance for fiscal 2006 upwards. Sales are now expected to fall in a range of $135 million to $139 million, compared with previous guidance of $124 million to $127 million. Net earnings are expected to be $6.8 million to $7.4 million, compared with prior guidance of $5.0 million to $5.6 million.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Tuesday, January 10, 2006 beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 3986626. In addition, participants may access the call over the Internet by visiting the Company’s Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower® — the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation — and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of RSDL for first-responder organizations and military services in many countries. RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the extent and duration of the Mallinckrodt recall of liquid barium products, the impact of Mallinckrodt’s return to the marketplace; continued growth in CT injector systems and CT imaging contrast product sales; successful completion of DoD field testing and placement of DoD orders for RSDL, general military and first-responder market acceptance and sales of RSDL, market acceptance and sales of IRiSCT, successful development and the receipt of regulatory clearance for EZ Chem, market acceptance and future sales of VoLumen(R); future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended September 3, 2005 and its Annual Report on Form 10-K for the fiscal year ended May 28, 2005. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 3, 2005	May 28, 2005

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$27,096	$28,602
Accounts receivable, net	22,098	17,677
Inventories, net	27,460	22,822
Other current assets	4,845	6,149

Total current assets	81,499	75,250

Property, plant & equipment – at cost, net	13,377	13,256
Other non-current assets	14,859	13,549
Non-current assets held for disposal	3,554	3,593

Total assets	$113,289	$105,648

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,301	$5,069
Accrued liabilities	9,013	9,916
Other current liabilities	854	653

Total current liabilities	15,168	15,638

Long-term liabilities	5,045	4,290
Stockholders’ equity	93,076	85,720

Total liabilities and stockholders’ equity	$113,289	$105,648

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended		Twenty-seven weeks ended December 3, 2005	Twenty-six weeks ended November 27, 2004
	December 3, 2005	November 27, 2004

Net sales	$34,204	$26,222	$68,988	$50,234
Cost of goods sold	18,876	14,360	37,787	28,356

Gross profit	15,328	11,862	31,201	21,878

Operating expenses	12,806	11,081	24,705	21,192

Operating profit	2,522	781	6,496	686

Other income (expense), net	(198)	323	(254)	1,008

Earnings from continuing operations
before income taxes	2,324	1,104	6,242	1,694

Income tax provision	799	281	2,164	240

Earnings from continuing operations	1,525	823	4,078	1,454

Earnings from discontinued operation,
net of income tax provision		608		1,228

Net earnings	$1,525	$1,431	$4,078	$2,682

Basic earnings per common share
From continuing operations	$0.14	$0.08	$0.38	$0.14
From discontinued operation,
net of income tax provision		0.05		0.11

Net earnings	$0.14	$0.13	$0.38	$0.25

Diluted earnings per common share
From continuing operations	$0.14	$0.08	$0.37	$0.14
From discontinued operation,
net of income tax provision		0.05		0.11

Net earnings	$0.14	$0.13	$0.37	$0.25

Weighted average common shares
Basic	10,847	10,749	10,842	10,741
Diluted	11,110	10,936	11,055	10,934

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